SUPERIOR AND SEDGWICK ASSOCIATES

an ILLINOIS LIMITED PARTNERSHIP

This is an Agreement of Limited Partnership (the “Agreement”) made effective as of the 1st day of November, 1984, by and among: Robert J. Washlow and Sheldon Chertow, as General Partners: and Lawson Products, Inc., a Delaware Corporation, as a Limited Partner.

AGREEMENT

1.	Formation, Name, and Office

A.           Formation. The signatories to this Agreement, hereby organize a Limited Partnership (the “Partnership”) under the Uniform Limited Partnership Act of the State of Illinois (the “Act”). The rights and obligations of the General Partners and the Limited Partner shall be determined by the Act, except as otherwise provided in this Agreement.

B.           Name. The name of the Partnership is “Superior and Sedgwick Associates; an Illinois Limited Partnership.” The General Partners may, from time to time, in the General Partners’ discretion, change the name of the Partnership by giving notice of the change to all the Partners.

C.           Office. The office of the Partnership initially shall be located at 30 North LaSalle Street, Suite 3630, Chicago, Illinois 60602. The General Partners may, from time to time, in the General Partners’ discretion, change the location of the office of the Partnership at any time by giving notice of the change to all Partners.

2.            Principal Business. The principal business of the Partnership shall be to acquire, rehabilitate, lease and operate the property commonly known as 366 West Superior and 400-432 West Superior, Chicago, Illinois, legally described on Exhibit “A” hereto, and to acquire all leases to which such property is subject, including but not limited to the Lease, and perform all obligations thereunder, for the purpose of investment. The Partnership shall have all powers necessary or incidental to conduct such business, including the right to sell, lease, manage, operate, rehabilitate, remodel, repair and improve the Partnership Property, to enter into agreements with others to perform such functions, to borrow money and to do such other things as the General Partners deem necessary or advisable to carry out the purposes of the Partnership.

3.	Evidencing of Partnership Interest.

The Partnership Interest of each Partner is set forth on Exhibit “B”, which is made a part hereof, as it may be adjusted from time to time pursuant to this Agreement.

4.            Pertinent Definitions. For purposes of this Agreement, the following definitions will be applicable:

A.           Affiliate means (i) every entity in which any Partner directly or indirectly has a controlling financial interests (ii) a partner’s spouse, child, grandchild, parent, brother or sister, and (iii) every entity in which a person described in clause (ii) directly or indirectly has a controlling financial interest.

B.           Auditors shall mean the certified public accountants, from time to time employed by the Partnership as selected by the General Partners.

C.           Cash Flow means for each Fiscal Year the Net Income or Net Loss for such year plus the following amounts received, charged, or deducted during such Fiscal Year:

(1)          Capital Contributions in cash made by the Partners and the proceeds of all loans to the Partnership (including the proceeds of loans made by the Partners), but not including Proceeds of Refinancing;

(2)          All other cash receipts of the Partnership from any source not included in determining Net Income or Net Loss except Proceeds of Refinancing and Proceeds of Sale;

(3)          Depreciation of building, furniture, fixtures and equipment, amortization, and other non-cash charges deducted in determining Net Income or Net Loss; and

(4)          The amount of withdrawals of excess funds from reserves deducted for the prior Fiscal Year pursuant to (6) and (9) of this Section 4C;

Minus the following items for such Fiscal Year:

(5)          Principal payments on all mortgages, security agreements and loans of the Partnership, except loans made by the Partners and loans, the repayment of which have been taken into account in computing Proceeds of Refinancing:

(6)          All deposits to property replacement reserves and capital expenditures to the extent made other than from such reserves;

(7)          Prepaid expenses, except those paid from reserves previously accumulated;

(8)          All accrued but uncollected income included in determining Net Income or Net Loss;

(9)          Such amounts as the General Partners may reasonably deem necessary to maintain reserves for working capital, real estate taxes, insurance, replacement contingency and other anticipated expenditures for anticipated Operating Deficits of the Partnership;

(10)        Security deposits, if any, received from tenants of the Property; and

(11)        Any and all other cash expenditures of the Partnership to the extent not deducted in determining Net Income or Net Loss (except refunds of security deposits).

D.           Closing and Escrow Disbursement means the Closing of the acquisition of the Property and Escrow Disbursement pursuant to the Contract and this Agreement.

E.           Contract means the Contract for Sale of Beneficial Interest and Lessor’s Interest in Lease, Reimbursement of Rehabilitation Costs and Completion of Construction, attached hereto as Exhibit “C”.

F.            Complete Sale means the sale, condemnation, foreclosure, destruction or other disposition of the Property or any substantial portion thereof.

G.           Fiscal Year means the fiscal year of the Partnership which shall be the calendar year.

H.           General Partners means Robert J. Washlow and Sheldon Chertow and any person or entity who becomes an additional or successor General Partner in accordance with this Agreement.

I.             Income means all gross revenues received from the operation of the Property, including rental receipts from tenants, receipts from parking lots, and interest income, but excluding security deposits, if any.

J.            Lending Institution means Cardinal Federal Savings Bank or other entity providing funds of not less than Thirteen Million One Hundred Fifty Thousand ($13,150,000) Dollars (less loan fees and expenses) to finance the acquisition of the Property, and other cash requirements of the Partnership.

K.           Limited Partner shall mean Lawson Products, Inc., a Delaware Corporation, and any other person or entity who becomes an additional or substituted Limited Partner in accordance with this Agreement.

L.           Lease means that certain Office Building Lease dated March 19, 1984, between the American Trust, as Landlord, and Schering Corporation, a New Jersey Corporation, as Tenant, (the “Tenant”), guaranteed by Schering-Plough Corporation, a Delaware Corporation (the “Guarantor”) a copy of which Lease is attached hereto as Exhibit “D”.

M.          Loan means the loan to be obtained by the Partnership and approved by the General Partners from the Lending Institution in accordance with the terms of the Loan Documents for the purpose of acquiring the Property, and conducting the business of the Partnership.

N.           Loan Documents shall mean all documents, reports, agreements, notes, mortgages, assignments, loan agreements, letters of credit, and all other papers or instruments required by the Lending Institution to evidence, document, or secure the Loan. The Lending Institution’s Commitment to make the Loan is attached hereto as Exhibit “E”.

O.           Net Income or Net Loss means the Net Income or Net Loss of the Partnership as determined (or as redetermined, whether by amended return filed by the Partnership, by court order, or otherwise) for Federal income tax purposes by the Auditors, but excluding all Gain or Loss on Complete Sale and determined without regard to any adjustment to basis pursuant to Sections 734 and 743 of the Internal Revenue Code; provided, however, that any portion of any redetermined amount affecting the Net Income or Net Loss of the Partnership of another Fiscal Year shall be allocated to the same class of Partners to whom originally allocated.

P.            Operating Deficit shall mean the amount, for any period, by which the Income, Loan proceeds, and Capital Contributions, if any, is less than the Operating Expenses.

Q.           Operating Expenses shall mean, for any Fiscal Year, any and all expenses and costs paid or incurred in connection with the purchase and rehabilitation of the Property, the operation of the Property, and the management of Partnership affairs, including but not limited to payments of principal and interest on the Loan and loans to the Partnership made by Partners; amounts set aside for reserves for the foregoing purposes whether required under the terms of the Loan or by the General Partners; cash expenditures otherwise capitalized; and expenses of prosecuting, defending, settling, or disposing of litigation with partners or other parties.

R.           Partners shall mean all of the General Partners, and the Limited Partner from time to time.

S.            Partnership Class shall mean the group of Partners of the same type to which each of the General Partners or the Limited Partner respectively belong.

T.           Partnership Interest shall mean for each Partner at any time, the share of the Net Income or Net Loss, Gain or Loss on Sale, Cash Flow, Proceeds of Refinancing, Proceeds of Sale and Capital Accounts allocated to such Partner (or Partners) at such time under this Agreement. As of the execution of this Agreement, Lawson Products, Inc., is the sole Limited Partner. If at any time there are more than one Limited Partner, then the Partnership Interest of each of the Limited Partners within the Partnership Class of the Limited Partners to be set forth on a revised Exhibit “B” hereto and shall be determined by taking the ratio that the Capital Contribution Points allocable to a Limited Partner bears to the total Capital Contribution Points of all of the Limited Partners. The Partnership Interest of a Limited Partner within the Partnership Class of the Limited Partners shall be adjusted from time to time as provided by this Agreement.

U.           Proceeds of Refinancing shall mean cash proceeds received by the Partnership from the refinancing of the Loan or any other indebtedness representing a replacement, modification or extension thereof, after deducting the portion of the Loan or other indebtedness paid by such refinancing.

V.           Proceeds of Sale shall mean the cash proceeds resulting from a Complete Sale, after deducting all of the expenses and costs incurred in connection with such sale.

W.          Terminated Partner shall mean a General Partner who has been removed or who has withdrawn or resigned from the Partnership.

5.            Representations and Warranties of Limited Partners. The Limited Partner represents, warrants and covenants to both the Partnership and the General Partners that:

A.           Except as otherwise provided for in this Agreement, the Limited Partner will not assign, sell, mortgage, pledge, or otherwise transfer or encumber any of its rights under this Agreement;

B.           The Limited Partner was granted full and unrestricted access to the Partnership’s business premises, offices, and properties and its business, partnership, and financial books and records as it requested, and was permitted to examine the foregoing, to question the General Partners, and to make all other investigations that it considered appropriate to determine or verify the business or condition (financial or otherwise) of the Partnership and to consummate the transaction contemplated by this Agreement;

C.           The Partnership furnished the Limited Partner all additional information concerning the Partnership’s business and affairs that it requested;

D.           The Limited Partner understands the Partnership and its property, management, and financial condition; it understands that an investment in the Partnership is highly speculative;

E.           The Limited Partner is able to evaluate the merits, risks, and other factors bearing on the suitability of the Partnership as an investment;

F.            The Limited Partner is acquiring its Partnership Interest solely for its own account, as a principal, for investment purposes and not with a view to, or for resale in connection with, any distribution or underwriting of its Partnership Interest;

G.	The Limited Partner understands that:

(1)          the Partnership Interest that it will purchase has not been and will not be registered under the Securities Act of 1933, the Illinois Uniform Securities Act or any other state securities law;

(2)          the Limited Partner must hold the Partnership Interest indefinitely unless the Partnership Interest is subsequently registered under those laws or transferred in reliance on an opinion of counsel satisfactory to the Partnership and its counsel that registration under those laws is not required and will not cause a termination of the Partnership under Section 708 of the Internal Revenue Code, and

(3)          stop-transfer instructions will be noted in the appropriate records of the Partnership;

H.           The Limited Partner will not sell, transfer, pledge, or otherwise dispose of its Partnership Interest, unless the Partnership Interest is registered under the Securities Act of 1933 and under Illinois and any other applicable state securities law, or unless it furnishes the Partnership an opinion of counsel satisfactory to it and its counsel that registration under those laws is not required and that the disposition will not terminate the Partnership under Sec. 708 of the Internal Revenue Code.

I.             The Limited Partner understands that the Partnership will not file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

6.            Term. The Partnership shall exist from the date the Certificate of Limited Partnership is recorded pursuant to the Act, to and including December 31, 2025; provided, however, that the Partnership may be dissolved and terminated prior to such date under the circumstances described in Section 27 below.

7.	Capital Contributions.

A.           General Partners. The General Partners shall each contribute One Hundred ($100) Dollars and their interest under the Contract to the capital of the Partnership. No additional capital contributions shall be required of the General Partners and they shall not be obligated to make loans to the Partnership. If, however, the General Partners advance additional funds to the Partnership such amounts shall be deemed to be loans made by the General Partners to the Partnership, and shall bear interest at the prime rate plus one percentage point as announced from time to time by the Exchange National Bank of Chicago.

B.           Contributions of Limited Partners. The Limited Partner shall contribute to the Partnership Capital the aggregate amount of Four Million ($4,000,000) Dollars, as follows:

(1)          As of the execution of this Agreement, the amount of Fifty Thousand ($50,000) Dollars.

(2)          At the time of signing of the Contract, an additional amount of One Million Five Hundred Thousand ($1,500,000) Dollars, in the form of a receipt for the Treasury Bill which is to serve as Earnest Money and partial downpayment on the Contract Price pursuant to Section 2.2A of the Contract. Subject to the terms of the Contract, interest on the Treasury Bill shall be paid to the Limited Partner, and the Limited Partner shall substitute cash for such Treasury Bill, at the time of “Escrow Disbursement”, as defined in the Contract, or the Treasury Bill shall be sold.

(3)          At the time of “Closing”, as defined in the Contract, an additional amount of Contract, an additional amount of Five Hundred Thousand ($500,000) Dollars, which together with the Treasury Bill referred to in Section 7B(2), shall serve as a downpayment on the Contract Price pursuant to Section 2.2B of the Contract.

(4)          At Escrow Disbursement, an additional amount of Two Million ($2,000,000) Dollars.

C.           The Loan requires the Limited Partner to guaranty unpaid accrued interest thereunder up to a maximum aggregate amount of One Million ($1,000,000) Dollars. The Limited Partner shall execute such Loan Documents that are required to evidence its guaranty of accrued unpaid interest. If the Limited Partner is required to make payment on its guaranty of accrued interest, then the amounts so paid shall be deemed to be Additional Capital contributed by the Limited Partner, and the Capital Contribution Points and Partnership Interest of the Limited Partner shall be adjusted pursuant to Sections 8F and G by awarding the Limited Partner one (1) Capital Contribution Point for each One Thousand ($1,000) Dollars paid in satisfaction of the guaranty of accrued interest.

8.	Capital Requirements in Excess of $4,000,000.

A.           If the General Partners reasonably determine that the Capital Contributions to be made by the Limited Partner pursuant to Sections 7B(l), (2), (3), and (4) are at any time insufficient to finance the business of the Partnership or fund the Operating Deficit, they may from time to time arrange for the Limited Partner (or Limited Partners if there are more than one) to contribute Additional Capital to the Partnership (“Additional Capital”), as provided herein, causing the Partnership to raise funds from such Additional Capital, and in connection therewith, reallocating the then Partnership Interests of any Partner unwilling to contribute Additional Capital (“Failing Partner”) to other Partners or persons willing to become Partners, who are then willing to contribute such Additional Capital (“Contributing Partners”).

B.           The General Partners shall give a written notice (an “Additional Capital Contributions Notice”) stating: (1) their intention to require Additional Capital Contributions; (2) the amount thereof; (3) the amount of Additional Capital to be contributed by the Limited Partner; and (4) the number of Capital Contribution Points (the “Dilution Factor”) by which a Failing Partner’s aggregate Capital Contribution Points shall be reduced for each One Thousand ($1,000) Dollars of Additional Capital not contributed by a Failing Partner. The Dilution Factor shall be determined by the General Partners in their reasonable discretion at the time of giving of the Additional Capital Contribution Notice, but in no event shall the Dilution Factor be greater than three (3) Capital Contribution Points for each One Thousand ($1,000) Dollars of Additional Capital not contributed. If there is more than one Limited Partner, then the Additional Capital Contribution Notice shall also state the aggregate amount of the Additional Capital Contributions by the Limited Partner as a class, and the resulting amount of the Additional Capital to be contributed by each Partner.

C.           None of the General Partners shall be required to contribute Additional Capital.

D.           If there is more than one Limited Partner at any time, then the amount of Additional Capital to be contributed by each Limited Partner shall be in the same proportion that the number of Capital Contribution Points of each Limited Partner, as may set forth on Exhibit “C” and as may be adjusted from time to time as provided herein, bears to the total number of

Capital Contribution Points for all of the Limited Partners, at the time of the notice to contribute Additional Capital.

E.            Without personal liability to do so, each Limited Partner shall contribute his share of the Additional Capital as set forth in the notice of the General Partners on the date specified in the notice, which shall be at least thirty (30) days after the date of the notice to contribute Additional Capital is received by the Limited Partners. The General Partners shall inform the other Partners of the failure to contribute of a Failing Partner and such Partners shall then have an opportunity to contribute the balance of the unpaid Additional Capital in the order or priority described herein. If any Limited Partner has failed to contribute the Additional Capital requested of him, the remaining Limited Partners, if any, shall have the first opportunity to contribute such Additional Capital in the proportions which their interests in the Partnership bear to the interests in the Partnership of all of the Limited Partners willing to contribute. If there are no other Limited Partners, or if the Limited Partners who are willing to contribute fail to contribute the entire remaining balance of a Failing Partner, then the General Partners shall have the opportunity without any obligation to contribute such Additional Capital in the proportions in which their interests in the Partnership bear to the interests in the Partnership of all the General Partners willing to contribute. If the General Partners fail to contribute the entire remaining balance of the Failing Partner’s share of Additional Capital, then the General Partners, without being obligated to do so, may seek such Additional Capital from persons who are not Partners and to admit as new Limited Partners to the Partnership those persons selected by the General Partners who are willing to contribute such Additional Capital. If the General Partners do not choose to admit new Limited Partners to the Partnership, then the General Partners shall return the Additional Capital already contributed to the contributing Partners, and shall have no further obligation to obtain Additional Capital for Partnership purposes.

F.            The Capital Contribution Points of each Contributing Partner shall be increased by one additional Capital Contribution Point for each One Thousand ($1,000) Dollars of Additional Capital required of and contributed by him and by the Dilution factor plus one in number of Contribution Points for each One Thousand ($1,000) Dollars of Additional Capital contributed as a result of the failure of a Failing Partner to contribute the Additional Capital requested of him. Each Failing Partner’s Capital Contribution Points shall be reduced (but not below zero) by the Dilution Factor in number of Capital Contribution Points for each One Thousand ($1,000) Dollars of Additional Capital contributed by another person as a result of the Failing Partner’s failure to contribute the Additional Capital required of him. If a General Partner, or non-Partner contributes Additional Capital requested of a Failing Partner, then the contributor, for purposes of the allocations set forth in Sections 11 to 13, inclusive, and otherwise shall be deemed to have been admitted to the Partnership as a Limited Partner to the extent of the Additional Capital Contribution Points awarded to the contributor as a result of the default of the Failing Partner.

G.           The interest of each Limited Partner in the Net Income, Net Loss, Gain or Loss on a Complete Sale, Cash Distributions and Capital Accounts of the Partnership, as set forth in Sections 11, 12 and 13, are based on the initial Capital Contribution Points of the Partners set forth on Exhibit “C”. If additional Capital Contribution Points are allocated to any person under any provision of this Agreement, or if the Capital Contribution Points of a Partner are to be reduced under any provision of this Agreement, then the allocation of Net Profits, Net

Loss, Gain or Loss on a Complete Sale, Cash Distributions and Capital Accounts shall be adjusted in like proportion. The Partnership Interests of each of the Limited Partners shall be adjusted (effective as of the first day of the next quarter following the date on which such adjustment can be calculated) so that the Partnership Interests are allocated in the same proportion that the Capital Contribution Points of each of the Limited Partners, as adjusted in accordance with this Section, bears to the total of the Capital Contribution Points, as so adjusted, for all of the Limited Partners.

9.            Partnership Borrowings. Except for the Limited Partner’s guaranty of accrued interest to a maximum of One Million ($1,000,000) Dollars referred to in Section 7C hereof, the Loan and other Partnership loans in excess of Fifty Thousand ($50,000) Dollars as obtained by the Partnership shall be non-recourse without personal liability or guaranty of any Partner. The General Partners may from time to time at their election borrow from any of the General Partners or the Limited Partner. All loans made to the Partnership by the General Partners and loans made to the Partnership by any Limited Partner shall bear interest at the prime rate plus one percentage point as announced from time to time by the Exchange National Bank of Chicago.

10.	Deposit and Use of Contributions and Other Partnership Funds.

A.           All Partnership funds (to the extent not needed for current working capital), required in the conduct of the Partnership’s business shall, as determined by the General Partners, be either (1) deposited in one or more interest-bearing accounts of the Partnership, in a bank or banks selected by the General Partners, or (2) invested in short-term United States governmental securities, certificates of deposit, or commercial paper as the General Partners deem advisable.

B.           The Partners’ Capital Contributions and any other Partnership funds (including any interest or other income generated by Partnership deposits or investments) shall be used exclusively for Partnership purposes authorized by this Agreement and shall not be used for the benefit of or commingled with the funds of the General Partners or any other person.

11.          Capital Accounts. The Partnership shall establish capital accounts for each of the Partners to which it shall credit the amount of their respective Capital Contributions, and Net Income, and debit the respective Net Loss and Cash Distributions. No Partner shall be entitled to:

A.           withdraw any part of his Capital Contribution, except as provided in this Agreement;

	B.	receive distributions from the Partnership other than cash; or
	C.	be paid interest on his Capital Contributions.
12.	Net Income and Net Loss.

A.           The Partnership Net Income or Net Loss, other than Gain or Loss on a Complete Sale, as herein defined, shall be determined as of the end of each Fiscal Year.

B.           The Partnership Net Income or Net Loss, other than Gain or Loss on a Complete Sale, shall be allocated ninety-seven percent (97%) to the Limited Partner (if there is more than one Limited Partner, then pro rata in accordance with their Capital Contribution Points as adjusted pursuant to Sections 8F and 8G), and one and one-half percent (1.5%) to each of the General Partners.

C.           If there is more than one Limited Partner, the Net Income and Net Loss allocable to the Limited Partners shall be allocated to each Limited Partner in accordance with his respective Partnership Interests as initially set forth on Exhibit “C”, and as may be adjusted from time to time in accordance with Sections 8F and 8G of this Agreement.

13.          Gain or Loss on Complete Sale. Gain or Loss on a Complete Sale shall be allocated among the Partners as follows:

A.	Loss on a Complete Sale shall be allocated as follows:

(1)          Loss on a Complete Sale shall first be allocated to those Partners with positive capital accounts, pro rata, in accordance with such positive capital accounts, until such accounts are brought to zero.

(2)          Any Loss on a Complete Sale not allocated pursuant to Section 13A(l) shall be allocated ninety-seven percent (97%) to the Limited Partner, and one and one-half percent (1.5%) to each of the General Partners.

B.	Gain on a Complete Sale shall be allocated as follows:

(1)          Gain on a Complete Sale shall first be allocated to those Partners with negative capital accounts, pro rata, in accordance with such negative capital accounts until such accounts are brought to zero;

(2)          Gain on a Complete Sale not allocated pursuant to Section 13B(1) shall next be allocated to the Limited Partner, in a manner which results in the Partner having a capital account equal to an amount calculated to be equal to the product of the Partner’s number of Capital Contribution Points, as adjusted pursuant to Sections 8F and 8G multiplied by One Thousand ($1,000) Dollars minus all previous distributions of cash to the Limited Partner (the “Net Cash Investment”);

(3)          Gain on a Complete Sale not allocated pursuant to Sections 13B(l) and (2) shall be allocated to the General Partners equally to a maximum of Thirty-Five Thousand ($35,000) Dollars each (the “General Partner’s Adjusted Gain”).

(4)          Any Gain on a Complete Sale not allocated pursuant to Sections 13B(1), (2) and (3) shall be allocated ninety-seven percent (97%) to the Limited Partner, and one and one-half percent (1.5%) to each of the General Partners. Provided that if after the allocation pursuant to Section 13B(2), any Limited Partner has a capital account in excess of the Net Cash Investment, or any General Partner has a capital account in excess of the General Partner’s Adjusted

Gain, then such excess amounts shall be credited against the amounts of gain to be allocated among the Partners pursuant to this Section 13B(4), so that if after the allocation of gain pursuant to this Section 13B(4) the Net Cash Investment were then hypothetically to be subtracted from the capital account of the Limited Partner, and each General Partner’s Adjusted Gain were then hypothetically to be subtracted from his capital account, the resulting capital accounts would be in the ratio of one and one- half percent (1.5%) for each of the General Partners and ninety-seven percent (97%) for the Limited Partner.

C.           The Gain or Loss on a Complete Sale allocable to the General Partners shall be allocable among them equally, and if there is more than one Limited Partner, that allocable to the Limited Partners, except as otherwise provided in Section 13B(2), shall be allocable to the Limited Partners, pro rata, in accordance with their Capital Contribution Points as adjusted pursuant to Sections 8F and 8G.

D.           The foregoing allocations of gain or loss on a Complete Sale may in the discretion of the General Partners, be amended to conform with final regulations adopted under Section 704(b) of the Internal Revenue Code, with the object of preserving to the greatest extent permitted under such final regulations, the economic objectives of the Partners as expressed herein.

14.	Cash Distributions.

A.           Distributions of Cash Flow. Subject to the requirements of applicable law, any cash available to the Partnership shall first be used to pay interest and principal on the Loan, when due, cash costs and operating expenses and any loans made to the Partnership by the Partners. Any remaining cash available to the Partnership from time to time available shall, in the General Partners’ discretion, considering the reasonable business needs of the Partnership, be used or distributed in the following order of priority:

(1)          as a reserve to the extent necessary to satisfy all reasonable and necessary obligations incurred or expected to be incurred by the Partnership with respect to the Property and in determining Cash Flow;

(2)	to the payment of the fees to be paid pursuant to Section 15A;

(3)          to the Limited Partner, (if there is more than one Limited Partner, then pro rata, in accordance with their Capital Contribution Points, as adjusted pursuant to Sections 8F and 8G), One Thousand ($1,000) Dollars for each Capital Contribution Point less all distributions of cash to the Limited Partner prior to the date of the distribution.

(4)          Any remaining cash that the General Partners determine is available for distribution shall be distributed as follows: ninety-seven percent (97%) to the Limited Partner (or if there is more than one Limited Partner, then pro rata, in accordance with their Capital Contribution Points, as adjusted in accordance with Sections 8F and 8G); and one and one-half percent (1.5%) to each of the General Partners.

(5)          Cash flow may be distributed with respect to any Fiscal Year at such times as the General Partners may determine based upon their reasonable discretion.

B.           Distribution of Proceeds of Refinancing. Proceeds of Refinancing shall be applied and distributed in the following order of priority:

(1)          To the payment of all expenses incurred in connection with the Refinancing and all debts and liabilities of the Partnership, including repayment of all interest and principal due on any loans made to the Partnership by any of the Partners.

(2)          To the payment of the fee to be paid pursuant to Section 15A, to the extent not previously paid.

(3)          To the Limited Partner (or if there is more than one Limited Partner, then pro rata, in accordance with their Capital Contribution Points, as adjusted pursuant to Sections 8F and 8G), at the rate of One Thousand ($1,000) Dollars for each Capital Contribution Point, less all previous distributions of cash to the Limited Partners prior to the date on which such Proceeds of Refinancing are distributed.

(4)          The balance, if any, of such Proceeds shall be distributed ninety-seven percent (97%) to the Limited Partner (or if there is more than one Limited Partner, pro rata, in accordance with their Capital Contribution Points, as adjusted in accordance with Sections 8F and 8G), and one and one-half percent (1.5%) to each of the General Partners.

C.           Distribution of Proceeds of Complete Sale. Proceeds of Complete Sale shall be applied and distributed in the following order of priority;

(1)          to the payment of all debts and liabilities of the Partnership, except Partners Loans made by the Partners to the Partnership;

(2)          to the setting up of any reserves which the General Partners deem reasonably necessary to provide funds for any contingent or any unforeseen obligations or liabilities of the Partnership. At the expiration of such period of time as the General Partners deem advisable, the balance of such reserves shall be distributed in the manner hereinafter set forth in this subparagraph C;

(3)          to the repayment, pro rata, of all interest and principal due on all loans made by Partners to the Partnership;

(4)          to the payment of fees, expenses and payments to be paid pursuant to Section 15A, to the extent not previously paid.

(5)          to the Partners in proportion to the positive balances in their capital accounts after the allocation of any gain on the Complete Sale.

(6)          any remaining proceeds of Complete Sale shall be distributed ninety-seven percent (97%) to the Limited Partner (or if there is more than one Limited Partner, then pro rata, in accordance with their Capital Contribution Points, as adjusted in accordance with Sections 8F and 8G), and one and one-half percent (1.5%) to each of the General Partners.

D.           Except as set forth above, no Partner shall be entitled to demand payment of Cash Flow, other cash distributions herein provided or repayment of his Capital Contribution prior to the dissolution of the Partnership. Each Partner shall look solely to the Partnership’s assets for the repayment of his contributions, and if such assets are insufficient, shall have no recourse against any or all of the other Partners. No Partner shall be liable to another for deficits in their respective capital accounts at any time, whether prior to or upon the termination of the Partnership. Notwithstanding the foregoing, if after allocation of all Net Income and Net Loss of the Partnership, including Gain or Loss on a Complete Sale, as provided above, there would be a deficit in the capital accounts of the General Partners upon termination of the Partnership, and positive balances in the capital accounts of any Limited Partner, then the General Partners shall contribute the amount of the deficits in their respective capital accounts to the Partnership to be distributed to those partners with positive capital accounts, prorata, in accordance with the capital accounts.

15.	Compensation and Reimbursement.

A.           The Partnership shall pay to the General Partners a fee in the amount of Fifty Thousand ($50,000) Dollars for their services as General Partners during the organization of the Partnership and Fifty Thousand ($50,000) Dollars for the management of Partnership affairs by the General Partners during the period prior to Escrow Disbursement as defined in the Contract. One half of such fee shall be payable to Robert J. Washlow and one half to Sheldon Chertow.

B.           One half of the fees to be paid to the General Partners pursuant to Section 15A shall be paid as of the Closing, as defined in the Contract, and one half shall be paid as of Escrow Disbursement, as defined in the Contract.

C.           The payments provided for in Section 15A shall be obligations of the Partnership; however, the General Partners shall not be personally obligated to make such payments. The payments provided for in Section 15A shall be paid out of Cash Flow, Proceeds of Refinancing and Proceeds of Complete Sale in the order of priority specified in Section 14. No interest shall be paid on the amounts to be paid pursuant to Section 15A.

D.           The General Partners shall be paid reasonable fees as compensation to them for managing the affairs of the Partnership during periods after Escrow Disbursement. Such fees shall be comparable to those charged by real estate management firms in the Chicago metropolitan area and shall conclusively be deemed to be reasonable if they have been approved by the Limited Partner (or if there is more than one Limited Partner, then by Limited Partners holding fifty-five percent (55%) of the interest of all of the Limited Partners).

E.            Partners may be paid reasonable compensation as provided for in the agreements referred to in Section 18A(4). Such compensation shall conclusively be deemed to be reasonable if approved by the Limited Partner (or if there is more than one Limited Partner, then by Limited Partners holding fifty-five percent (55%) in interest of all of the Limited Partners).

F.            The following items shall be considered to be Partnership expenses (whether incurred prior to or after the date of this Agreement) and shall be charged separately to and reimbursed by the Partnership: (1) expenses of preparing and distributing annual Partnership financial statements and tax returns, (2) insurance premiums, and (3) transportation, lodging and communication expenses of the General Partners incurred in connection with Partnership activities and meetings of the Partnership.

16.	Books and Records, Accounting and Reports.

A.           The Partnership shall maintain full and complete books at its principal office or in such other office of the Partnership as shall be designated by the General Partners. All such books and records shall, during regular working hours and upon reasonable notice, be open to inspection and examination by the General Partners and the Limited Partner and its appointed representatives.

B.           The Partnership’s Fiscal Year shall end December 31st, and it shall file its income tax returns using the method of accounting selected by the General Partners.

C.           As soon as practicable after the close of each Fiscal Year, the General Partners shall cause to be prepared, at the expense of the Partnership, a financial report that shall include a Balance Sheet as of the last day of the Fiscal Year, a Statement of Income or Loss for the full Fiscal Year and a full Statement of Cash Flow and Distributions for the period, all prepared on the Partnerships income tax basis of accounting. At the expense of the Partnership, the General Partners shall engage the Auditors to prepare the Partnership’s tax returns for the Fiscal Year. As soon after the end of each Fiscal Year as is practicable, the General Partners shall cause to be delivered to each Partner a copy of all such financial statements and his Individual Partner’s Schedule K-1 to the Partnership’s Federal Income Tax return.

D.           In the case of a distribution of property of the Partnership made subject to Code Section 734, or in the case of a transfer of a Partnership interest subject to Code Section 743, the General Partners shall (upon any Partner’s request) file on the Partnership’s behalf an election under Code Section 754 in accordance with applicable Treasury regulations and, if feasible, comparable state laws which might be applicable.

17.          Tax Controversy. If any governmental authority having the power to assess or collect an income tax (a “Taxing Authority”) challenges the income tax return of any Limited Partner for any reason, in whole or in part, having to do with his being a Limited Partner, the Limited Partner shall tender the defense thereof to the Partnership. If approved by at least fifty-one percent (51%) in interest of the Partnership Interests of the Limited Partners, the Partnership, at its expense, shall have the right and shall control the defense against the challenge. In connection with any defense against a challenge by a Taxing Authority not so approved, the Partnership will be obligated neither to defend nor pay for the defense against the Taxing

Authority’s challenge. The General Partners shall designate one of their number as the tax matters partner under the Internal Revenue Code.

18.	Powers and Duties of the General Partners

A.           Powers. Except as provided in Section 23, the General Partners shall have the exclusive right and power to execute or cause the execution of any and all documents related to the acquisition of the Property and rehabilitation thereof, and to manage the business and affairs of the Partnership, possessing all powers necessary, advisable or convenient to that end. They shall keep each other reasonably informed of all matters concerning the business of the Partnership and hold meetings with each other as may be reasonably required. Specifically, but without limiting the generality of the foregoing, the General Partners may, on behalf of the Partnership, without the consent of any Limited Partner except as otherwise provided herein:

(1)          borrow money required for the Partnership’s business and secure the repayment of such borrowing by mortgage, deed of trust or other security device upon all or any part of the property of the Partnership, and may refund, refinance and extend the maturity of any indebtedness created by such borrowing, all on such terms and conditions as the General Partners, in their sole discretion, shall approve;

(2)	hold title to the Property in the name of a nominee;

(3)          make, from time to time, reasonable and necessary expenditures, improvements, and maintenance with respect to the Property;

(4)          enter into agreements with independent contractors (or with related parties or Affiliates, including themselves, but on terms no less favorable to the Partnership than if the agreement was with an independent contractor) for accomplishing the Partnership purposes. The General Partners are specifically authorized to employ the law firm of Washlow, Chertow & Miller, an affiliate of the General Partners, to provide legal and tax planning services to the Partnership and to pay that firm’s customary fees for such services, including fees for such services during the organization of the Partnership;

(5)          establish bank accounts for the Partnership’s funds, authorizing designees of the General Partners to disburse such funds on behalf of the Partnership; and for such purpose the General Partners are authorized to certify the adoption of standard form banking resolutions;

(6)	invest Partnership funds;

(7)          determine whether or not the Partnership will effect the Closing and Escrow Disbursement under the Contract;

(8)          determine the compensation to be paid to the General Partners as provided in Section 15D.

B.           The General Partners will not effect the Closing and Escrow Disbursement if, after having informed the Limited Partner of the circumstances they determine in good faith that such failure to effect the Closing will be in the best interest of the Partnership.

C.           If the General Partners fail to effect the Closing, then they shall not be liable for any damages of the Partners, and the assignment of the Contract to the person named pursuant to Section 28B hereof for the purpose of liquidating the Partnership shall constitute a full release of the General Partners (and General Partner) from any and all liability in such event; however the Limited Partner shall not by virtue of such assignment be deemed to have assumed the obligation to pay fees under Section 15A hereof.

D.           Duties. The General Partners shall devote such time and effort to the Partnership’s business as the General Partners, in their sole discretion, determine to be necessary for the efficient carrying on thereof, and shall also have the duties imposed by the other provisions of this Agreement. The General Partners will perform their duties under this Agreement in a prudent, efficient, and businesslike manner with due care and shall at all times remain active in the business affairs of the Partnership; provided that a General Partner may resign subject to the provisions of Section 24. The General Partners, for their own benefit or the benefit of others, may also engage in other businesses, whether or not similar in nature to the business of the Partnership.

E.            Number and Control. The General Partners shall endeavor to manage Partnership affairs by consensus. The unanimous consent of the General Partners shall be required to bind the Partnership to any material action including, without limitation, the acts enumerated in Sections 18A(1) through (8) and 18B inclusive. Actions may be taken by one of the General Partners if the other General Partner is unavailable.

19.	Liability of General Partners.

A.           The General Partners shall not be liable to any Partner for any loss incurred in connection with the business of the Partnership so long as the General Partners act in good faith and in accordance with the provisions of this Agreement and are not guilty of willful misconduct or gross negligence.

B.           The Partnership shall defend, indemnify and hold harmless the General Partners and Limited Partner (collectively the “Indemnified Parties”) as follows: In any threatened, pending, or completed action, suit, or proceeding to which an Indemnified Party was or is a party or is threatened to be made a party by reason of the fact that he is or was associated with the Partnership (other than an action by or in the right of the Partnership) involving an alleged cause of action for damages in carrying out the purposes of the Partnership, the Partnership shall indemnify the Indemnified Parties against expenses, including attorneys fees, judgments and amounts paid in settlement, actually and reasonably incurred by the Indemnified Parties in connection with such action, suit, or proceeding if the Indemnified Parties acted in good faith and in a manner reasonably believed to be in and not opposed to the Partnership’s best interests and provided that the Indemnified Parties’ conduct does not constitute gross negligence, willful misconduct, or a breach of its fiduciary obligations to the Partners. The termination of any action, suit, or proceeding by judgment, order, or settlement shall not, of itself, create a presumption that the Indemnified Parties did not act in good faith or in a manner reasonably believed to be in and not opposed to the Partnership’s best interests.

20.          Liability of Limited Partners. The Limited Partner shall not be liable for losses, debts or other liabilities of the Partnership beyond the unpaid amount of its Capital Contribution to the Partnership pursuant to Section 7B above.

21.          Powers and Duties of the Limited Partners. Except for voting rights as provided herein, the Limited Partner shall have no authority to control or participate in the management or conduct of the Partnership business, to interfere with the Powers and Duties of the General Partners, to transact any business on the Partnership account, to bind the Partnership in any way, or to sign any document or instrument on the Partnership’s behalf.

22.	Acts Requiring Prior Approval of Limited Partners.

A.           The vote or written consent (which shall not be unreasonably withheld) of Limited Partners holding Partnership Interests totalling at least seventy percent (70%) of the Partnership Interests of the Limited Partners shall be required before the General Partners may:

(1)          terminate the Partnership prior to the end of its term (except as provided in Sections 18B and C);

(2)	sell the Property;
(3)	extend the term of the Partnership; or
(4)	amend this Agreement, except as set forth in Section 31.

B.           Upon receipt of the consent of the required percentage in interest of Limited Partners to any of the foregoing, the General Partners shall be authorized and directed to conclude any such transactions so approved. All Partners, including but not limited to those Limited Partners who may have been opposed to any such transaction, shall be bound to conclude the transaction and to execute such documents and to do such things in furtherance thereof as the General Partners deem necessary or convenient. Without such vote or written consent, none of the foregoing acts set forth in Sections 22A(1)-(4) may be effected.

23.	Removal of General Partners.

A.           The Limited Partners holding Partnership Interests totalling at least seventy percent (70%) of the Partnership Interests of the Limited Partners may effect (i) the removal of one or more of the General Partners subject to the terms and conditions of Section 23B; and (ii) if desired, the selection of a successor General Partner under the terms of Section 25B.

B.	A General Partner may be removed only for any of the following reasons:

(1)          An admission by the Partner, in writing, of an inability to pay his debts generally as they become due;

(2)          The Partner’s consenting, seeking or acquiescing to the appointment of a receiver, trustee, liquidator, or fiscal agent for all or a substantial part of his property;

(3)          Gross negligence in the performance of the Partner’s obligations under this Agreement;

(4)          Commission of a felony involving moral turpitude in connection with the management of the Partnership or its business;

(5)	Commission of a fraud on the Partners or the Partnership;

(6)          Knowingly and willfully breaching a material obligation under this Agreement; or

(7)          Permanent Disability resulting when the Partner is permanently unable to adequately carry out his duties and responsibilities under this Agreement for a period exceeding one year including, but not limited to, disability arising from insanity.

C.           The removal of a General Partner shall further be conditioned upon the payment to such Partner of any compensation and distribution to which the Partner may be entitled pursuant to the terms of this Agreement to the effective date of such removal. In the event of the removal of a General Partner, the removed Partner shall, subject to the provisions of Section 19, remain liable for the debts, obligations, and liabilities of the Partnership incurred during the period of time he was such a Partner to the extent that he was so liable in his capacity as such a Partner.

24.	Resignation, Withdrawal or Permanent Disability of General Partner.

A.           Resignation or Withdrawal. A General Partner shall not have the right to resign or withdraw from the Partnership, without the approval of all other Partners. In the event of such resignation or withdrawal, such resigning or withdrawing Partner shall, subject to the provisions of Section 19, remain liable for the debts, obligations, and liabilities of the Partnership incurred during the period of time he was such a Partner, and for which he was liable in his capacity as such a Partner.

B.           Permanent Disability. The permanent disability of a General Partner shall not be deemed a resignation or withdrawal of such Partner. The Partnership Interest of such permanently disabled Partner shall be permanently vested as a limited partnership interest, without the voting or approval rights granted to Limited Partners hereunder, and with the same interest as Net Income, Net Loss and Cash Distributions as such Partner had when a General Partner. A General Partner who has become permanently disabled may be removed as a General Partner (without the loss of his Partnership Interest) by a vote of the Limited Partners to remove such Partner and to select, if desired, a successor General Partner in accordance with the procedures set forth in Sections 23A and 25B of the Agreement. Subject to the provisions of Section 19, a permanently disabled General Partner shall remain liable for the debts and obligations of the Partnership incurred during the time he was a General Partner, and for which he was liable in his capacity as such a Partner.

25.          Effect of Removal, Resignation, Withdrawal, or Death of General Partner; Successor Partner.

A.           Continuation of Partnership. Upon the removal, resignation, withdrawal or death of a General Partner, all of the Partners consent that the Partnership shall be automatically reconstituted and continued under the same name, terms, and conditions as those provided in this Agreement, as it may have been amended before the General Partner’s removal resignation, withdrawal, or death, and with the same Partners as those existing on the date of the resignation or withdrawal of the General Partner, and any successor Partner who may be elected. Except in the case of removal because of Permanent Disability as provided in Section 24B, or death, as provided in Section 26A, the Partnership Interest of a Terminated Partner shall be terminated and reduced to zero without compensation for such Terminated Partner’s Partnership Interest, other than payment of any compensation or distribution accruing prior to the date of removal, resignation or withdrawal.

B.           Appointment of Successor General Partner in Case of Removal, Resignation or Withdrawal. If one or more General Partners remain after the removal, resignation, withdrawal or death of a General Partner, the remaining General Partner shall continue the business of the Partnership without the appointment of a successor to the deceased or Terminated Partner unless the Limited Partner (or if there is more than one Limited Partner, then seventy percent (70%) of the Partnership Interests of the Limited Partners) by vote or written consent designates a successor General Partner subject to the approval of the remaining General Partner, to replace the Terminated Partner(s). If there is no General Partner remaining after the removal, resignation, withdrawal or death of a General Partner, then within ninety (90) days after the General Partner’s removal, resignation, withdrawal or death, the Limited Partner (or if there is more than one Limited Partner, then seventy percent (70%) of the Partnership Interests of the Limited Partners) shall designate one or more successor General Partners. If there is more than one Limited Partner and the Limited Partners, in accordance with the above procedures, seventy percent (70%) in Interest of the Limited Partners have failed to select a successor General Partner(s) within ninety (90) days after the General Partner’s removal, resignation, withdrawal or death, then fifty-one percent (51%) of the Partnership Interests of the Limited Partners may select one or more successor General Partners within fifteen (15) days after the ninetieth (90th) day above referred to. If no General Partner is so selected, then the Partnership shall be dissolved, terminated and liquidated.

C.           Capital Contribution and Partnership Interest. In case of removal (other than for Permanent Disability), withdrawal or resignation of a General Partner, the successor General Partner, if any, shall have the same rights and obligations as the Terminated Partner under this Agreement, except that the successor General Partner may be required to make a Capital Contribution in an amount specified by the Limited Partner (or if there is more than one Limited Partner, then by seventy percent (70%) of the Partnership Interests of the Limited Partners), and may be entitled to only that portion of the Capital Contribution Points or Partnership Interests of the Terminated Partner as may be so specified. If there is a failure to specify the amount of Capital Contribution, or the Partnership Interest, or the Capital

Contribution Points then no Capital Contribution shall be required and neither a Partnership Interest nor Capital Contribution Points shall be allocated to the successor General Partner. In the case of the death or removal by reason of Permanent Disability of a General Partner, the successor General Partner shall have the same rights and obligations as the deceased or removed permanently disabled Partner, and may be paid compensation by the Partnership in an amount to be determined by vote or written consent of the Limited Partner (or if there is more than one Limited Partner, then by seventy percent (70%) of the Partnership Interests of the Limited Partners).

D.           Effect on Creditors. Sections 23, 24 and 25 shall not affect the statutory rights of creditors of the Partnership which arise upon the resignation, removal, death, or withdrawal of a General Partner.

E.            Indemnifications. Upon the removal, withdrawal or resignation of a General Partner pursuant to Sections 23 and 24, the Partnership shall indemnify and hold a Terminated Partner harmless from and against any loss, liability, cost or expense, including reasonable attorneys’ fees, arising out of Partnership business conducted following the removal of a Terminated Partner and for business conducted prior to the removal of a Terminated Partner and effected in good faith and without gross negligence.

26.	Transfer of Partnership Interest.

A.           Death. In the event of the death of a General Partner, or a Limited Partner, such Partner’s heirs, beneficiaries, devisees or any revocable trust created by the Partner and to which he has assigned one hundred percent (100%) of his interest in Net Income, Net Loss (including gain or loss on a Complete Sale) and cash distributions, receiving such Partnership Interest shall be vested in the entire Partnership Interest and Capital Contribution Points of such Partner and shall become a Partner in the Partnership of the same Partnership class as the deceased Partner except that the heir, beneficiary, devisee or assignee revocable trust, of a deceased General Partner shall become a Limited Partner with a Partnership Interest otherwise identical to the interest of the deceased Partner.

B.           Transfers by Partners to Affiliates. The Partnership Interests of any of the Partners shall be nontransferable except as provided in Sections 26A, 26C, and 26D, and except that up to ninety-nine percent (99%) of any Partner’s Partnership Interest may be assigned from time to time to one or more Affiliates of such transferring Partners. The interest so assigned shall be an interest only in Net Income, Net Loss, (including gain or loss on the sale of Partnership Property) and cash distributions, and the assignee shall not thereby become a Partner in the Partnership and shall not have any voting rights provided herein. Such assigning Partner shall not cease to be a Partner of the Partnership or cease to be liable for any of the obligations for which he would otherwise have been liable had such assignment not been made. No affiliate to whom an assignment is made shall be admitted and substituted as a Partner without the consent of the General Partners and satisfaction of the requirements of Sections 26E and F. Furthermore, any Partner may assign one hundred percent (100%) of his interest in Net Income, Net Loss and cash distributions to an intervivos revocable trust created by him for estate planning purposes.

C.           Transfer by Limited Partner to Non-affiliate. Subject to Section 26E, and the consent of the General Partners, which shall not unreasonably withheld, a Limited Partner may make an assignment of all or any part of such Limited Partner’s Partnership Interest to a non-affiliate of such Partner. In all events, no such assignment shall relieve the Limited Partner of his obligations and liabilities under this Agreement, or constitute the assignee a Limited Partner or substituted Limited Partner, or confer on the assignee a Limited Partner’s rights in the Partnership. If an assignment is made with the General Partner’s consent then the assignee of or all part of a Limited Partner’s Partnership Interest may be admitted and substituted as a Limited Partner and acquire the rights of a Limited Partner only upon the satisfactory completion of the requirements specified in Section 26F.

D.           Transfer by General Partner to Non-affiliate. Subject to Section 26E and the satisfaction of all of the requirements of Section 26F, a General Partner may make an assignment of both his Partnership Interest and his rights and obligations as a General Partner if the assignee assumes in writing all the General Partner’s obligations and liabilities in respect of the Partnership. Upon compliance with the provisions of the immediately preceding sentence, the assignee of the General Partner shall be substituted in whole or in part as the case may be as a General Partner, and have all the rights and powers granted to the General Partners under this Agreement and shall be subject to all the obligations and liabilities of such Partners under this Agreement: provided, however, that such assignment by a General Partner and substitution of the assignee as a Partner shall not be deemed a withdrawal or resignation of the assigning Partner for purposes of Section 25A.

E.            Restriction on Transfer. Notwithstanding any other provision of this Agreement, sale or exchange of all or part of a Partnership Interest shall not be made, and consent thereto shall be withheld unless:

(1)          the Partnership Interest sought to be sold or exchanged, when added to the total of all other Partnership Interests sold or exchanged within the immediately preceding period of twelve (12) consecutive months, would not result in the termination of the Partnership under the Internal Revenue Code of 1954, as amended:

(2)          it will not violate any applicable securities law (including investor suitability standards) and the Act;

(3)          either it has been registered under applicable federal securities laws and any applicable state securities law, or the General Partners have received an opinion of counsel satisfactory to them and counsel for the Partnership that the proposed assignment may be made without registration under any applicable securities law; and

(4)          the transfer is not sought to be made to a minor or incompetent except by will or intestate succession.

F.            Admission of Substitute Partner. Subject to the other provisions of this Agreement, an assignee of a Partnership Interest may be admitted as a Partner and granted Partnership rights in the Partnership only if:

(1)          the General Partners determine that the assignee is a qualified offeree under applicable securities laws;

(2)          the General Partners consent to the admission by executing two counterparts of this Agreement that evidence the rights of the assignee under the Partnership; and, if the assignee is to be admitted as a General Partner, the Limited Partner consents to the admission (or if there is more than one Limited Partner, then the holder of fifty-one percent (51%) in Interests of the Limited Partners consent to the admission) which consent shall not be unreasonably withheld;

(3)          the assignee accepts, signs, and agrees to be bound by the terms and provisions of this Agreement by executing two counterparts of it, and such other documents or instruments as the General Partners require to effectuate the admission of the assignee as a Partner;

(4)          the assignee provides the General Partners with evidence satisfactory to the General Partners of the assignee’s authority to become a Partner under the terms and provisions of this Agreement;

(5)          the assignee has executed a form of Power of Attorney containing the terms and provisions set forth in herein;

(6)          an amendment to the Certificate of Limited Partnership is filed of record as required by the Act, and

(7)          the assignee pays all filing, publication, and other costs (including reasonable attorneys’ fees) incurred by either the Partnership or the General Partners in connection with the admission and substitution of the assignee as a Partner.

G.           Amendment of Certificate. Upon the admission of a substitute, successor, or new Partner, the General Partners shall amend this Agreement to reflect the name of such Partner and to eliminate the name of any withdrawing prior Partner and shall file an amendment to the Partnership’s Certificate of Limited Partnership reflecting the admission as required by the Act. All Partners and the substitute Partner shall execute such documents as may be required by the General Partners to signify the substitute Partner’s agreement to be bound by this Agreement.

H.           Rights of Partner After Assignment. Upon the assignment of all his Partnership Interest to an assignee who becomes substituted for such Partner, a Partner shall cease to be a Partner and to have any rights of a partner in the Partnership.

I.             Tax Allocations. It shall be the responsibility of any person who acquires the Partnership Interest during the Fiscal Year to allocate Partnership gain, loss, deductions and credits between himself and the person from whom he acquired his Partnership Interest, as provided in the Internal Revenue Code and regulations thereunder.

27.	Dissolution.

A.           Events of Dissolution. The Partnership shall be dissolved and terminated upon:

(1)	the expiration of its term;

(2)          the vote or written consent of all of the General Partners and the Limited Partner (or if there is more than one Limited Partner, then of Limited Partners holding at least fifty-one percent (51%) in Interest of Limited Partners to dissolve the Partnership);

(3)	the Partnership being adjudicated insolvent or bankrupt;

(4)          a General Partner being adjudicated insolvent or bankrupt, unless the Limited Partners, within ninety (90) days after such adjudication, remove the Partner as provided above;

(5)          the resignation, withdrawal, removal or death of a General Partner leaving no General Partner then acting and the failure by the Limited Partners to select a successor within the time period provided above;

(6)	the sale or transfer of substantially all of the Partnership’s assets;

(7)          the General Partners not effecting the Closing before December 31, 1985, unless otherwise extended by the General Partners.

B.           Manner of Dissolution. Upon dissolution and termination of the Partnership, then the remaining General Partner or Partners, if any, or if there is no General Partner, a person approved by the vote or written consent of the Limited Partner (or if there is more than one Limited Partner, then of Limited Partners holding at least fifty-one percent (51%) in Interest of the Limited Partners) shall take full account of the Partnership’s assets and liabilities. The assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds thereof, to the extent sufficient therefor, shall be distributed and Gain and Loss allocated in the same manner as with respect to Proceeds of Sale. In the event the remaining General Partner or the person designated by the Limited Partners determines that it is necessary to make a distribution of Partnership Property in kind, such Property shall be assigned to a trustee for the benefit of the Partners. Such trustee shall hold and administer such Property for all the Partners in proportion to their respective Interests in Proceeds of Sale determined as though a Complete Sale had been made of such Property for its fair market value, and as though the Gain or Loss on such Sale had been allocated as provided hereinabove. Neither the Partnership nor any Partner shall be liable to pay any fees under Section 15A in the event of the dissolution and termination of the Partnership under Section 27A(7).

28.	Certificates and Other Documents.

A.           General Partners as Attorneys for Limited Partners. Each Limited Partner, by becoming a Limited Partner, constitutes and appoints with full power of substitution, the General Partners and each of them, their true and lawful attorneys, in the name, place and stead, of said Limited Partner, from time to time:

(1)          To make all agreements amending this Agreement, as now or hereinafter amended, that may be appropriate to reflect:

(a)          A change of the name of or the location of the principal place of business of the Partnership.

(b)          The disposal by any Partner of his interest in the Partnership, or any part thereof, in any manner permitted by this Agreement, and any return of the Capital Contribution of a Limited Partner (or any part thereof) provided for by this Agreement.

(c)          A person becoming a Limited Partner of the Partnership as permitted by this Agreement.

(d)          The exercise by any person of any right or rights under this Agreement or a change in any provision of the Agreement requiring the consent or approval of a specified percentage in interest of the Limited Partners, and the required consent or approval has been given.

(2)          To make such certificates, instruments and documents as may be required by, or may be appropriate under, the laws of any state or other jurisdiction in which the Partnership is doing or intends to do business, in connection with the use of the name of the Partnership by the Partnership;

(3)          To make such certificates, instruments and documents as may be required of the Limited Partners or as may be appropriate for the Limited Partners to make, by the laws of any state or other jurisdiction, to reflect:

(a)	A change in name of or address of said Limited Partners.

(b)          Any changes in or amendments of this Agreement, or pertaining to the Partnership, of any kind referred to in subdivision (1) of this subparagraph A.

(c)          Any other changes in or amendments of this Agreement but only if and when said Limited Partner has agreed to such changes or amendments by signing, either personally or by duly appointed attorney, a document amending this Agreement.

B.           Each of such agreements, certificates, instruments and documents shall be in such form as legal counsel for the Partnership shall deem appropriate. The powers hereby conferred to make agreements, certificates, instruments and documents shall be deemed to include the powers to sign, execute, acknowledge, swear to, verify, deliver, file, record and publish the same.

C.           Each Limited Partner authorizes the General Partners as their said attorney to take any further action which said attorney shall consider necessary or convenient in connection with any of the foregoing, hereby giving said attorney full power and authority to do and perform each and every act and thing whatsoever requisite, necessary or convenient to be done in and about the foregoing as fully as said Limited Partner might or could do if personally present, and hereby ratifying and confirming all that said attorney shall lawfully do or cause to be done by virtue hereof.

D.           The powers hereby conferred shall continue from the date said Limited Partner becomes a Limited Partner in the Partnership until said Limited Partner shall cease to be such a Limited Partner and, being coupled with an interest, shall be irrevocable.

E.            Making, Filing, Etc. of Certificates, Etc. The General Partners agree, when authorized pursuant to subparagraph A above, or otherwise, to make, file or record with the appropriate public authority and (if required) publish the Certificate of Limited Partnership, any amendments thereof and such other certificates, instruments and documents as may be required or appropriate in connection with the business and affairs of the Partnership.

F.            Required Signatures. Any writing to amend the Certificate of Limited Partnership to reflect the addition of a Partner need be signed only by one of the General Partners and by the person to be added as a Partner. Any writing to amend the Certificate of Limited Partnership to reflect the substitution of a Partner need be signed by only one of the General Partners, by the Partner who is disposing of his Partnership interest in the Partnership and by the person to be substituted as a Partner; but the General Partners may sign for either or both said Partners as their attorney-in-fact pursuant to subparagraph A above. If the Certificate of Limited Partnership is to be amended because of the resignation, withdrawal, removal or death of a General Partner, and the business of the Partnership is continued pursuant to the terms of this Agreement or with the consent of the Limited Partner, the writing to amend the Certificate of Limited Partnership need be signed by only any of the other General Partners of the Partnership or, if there be no other General Partner, by a designee of the Limited Partner (or if there is more than one Limited Partner, of fifty-one percent (51%) in Interest of the Limited Partners).

29.          Notices. Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall, in lieu of personal delivery, be in writing, signed by or on behalf of the person giving the notice, and shall be deemed to have been given when mailed by prepaid registered or certified mail, with or without request for return receipt, to the person or persons to whom such notice is to be given, addressed in the case of the Partnership or the General Partners to the principal place of business of the Partnership, and, if to any General Partner or Limited Partner, to his address set out in the Certificate of Limited Partnership or to such other address as the General Partner or Limited Partner may from time to time specify by notice to the Partnership.

30.	Meetings.

A.           Meetings of the Partners may be called by the General Partners for any purpose at any time, but shall be called by the General Partners within thirty (30) days after they eceive a written request for a meeting from the Limited Partner (or if there is more than one Limited Partner, of Limited Partners whose Partnership Interests exceed, collectively, fifty-one percent (51%) of the Interests of Limited Partners) stating the purpose of the requested meeting and the matters proposed for consideration. Meetings of the Partners may be held at such time, date, and place as the General Partners designate.

B.           Notice of any meeting of the Partners shall be given, not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each General Partner and Limited Partner at his address in the manner provided for in Section 29 above. The notice shall state the time, date, and place of the meeting, the purpose of the meeting, and the Partner at whose direction or request the meeting is called. If a meeting is adjourned to another time or place, notice of the adjourned meeting shall not be required if the time and place of the adjournment is announced at the called meeting. Any notice of meeting required by this Section 30 may be waived in writing at, before, or after the meeting and shall be deemed to be waived by each General Partner and Limited Partner who is present in person or by proxy at the meeting. If there is more than one Limited Partner, then the presence in person or by proxy of fifty-one percent (51%) in Interest of Limited Partners shall constitute a quorum at all meetings. Only those persons who are Partners at the close of business on the day before the meeting shall be entitled to vote at the meeting.

C.           Any Partner entitled to vote at a meeting may authorize any person to act for him by written proxy if a copy of the proxy is delivered to the General Partners before the commencement of the meeting. Every proxy must be signed by the Partner (and, if applicable, each co-owner) or his duly appointed attorney-in-fact, and no proxy shall be valid for more than eleven (11) months after its date. Every proxy shall be revocable at the pleasure of the Partner granting it.

31.          Amendments. Except as otherwise provided in this Agreement, no alterations, modifications, amendments or changes herein shall be effective or binding upon the parties unless the same shall have been agreed to by the General Partners, and the Limited Partner (or if there is more than one Limited Partner, by seventy percent (70%) of the Interests of the Limited Partners); provided that no amendment of this Agreement shall reduce the Partnership Interest of any Partner without that Partner’s consent. If there is more than one Limited Partner, then upon receipt of a written request executed by the holders of Partnership Interests totalling at least fifty-one percent (51%) of the Partnership Interests of Limited Partners for the adoption of an amendment to this Agreement, for removal of the General Partners pursuant to Section 23 or for termination of the Partnership pursuant to Section 27, the General Partners shall adopt and implement a plan whereby the Limited Partners may act upon the adoption of such amendment, removal or termination.

32.          Heirs and Assigns. Subject to the restrictions upon assignment contained herein, this Agreement shall be binding upon and inure to the benefit of the parties, their heirs, devisees, legal representatives, successors and assigns.

33.          Gender. All references herein to any particular gender shall include either or both of the additional genders, and references to the singular shall include the plural, unless the context otherwise requires.

34.          Captions. The captions to the operative paragraphs of this Agreement are inserted for convenience only, and shall not affect the intent of this Agreement.

35.          Counterparts and Duplicate Originals. This Agreement and all amendments hereto and the Certificate and Amendments thereto may be executed in several counterparts and each counterpart shall constitute a duplicate original.

36.          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

GENERAL PARTNERS:

/s/ Robert J. Washlow, GP

Robert J. Washlow

/s/ Sheldon Chertow

Sheldon Chertow

LIMITED PARTNER:

LAWSON PRODUCTS, INC., a

Delaware Corporation

By: /s/ David Meyer

Its: Chairman of the Board

ATTEST:

/s/ Joseph Pawlick
Its: Assistant Secretary

Subscribed and Sworn to before me by Robert J. Washlow this 17th day of April, 1985.	Subscribed and Sworn to before me by Sheldon Chertow this 17th day of April, 1985.

Tamara A. Frederick Notary Public	Tamara A. Frederick Notary Public

Subscribed and Sworn to before me by Daniel F. Meyer and Joseph L. Pawlick, personally known to me to be the C.O.B. and Asst. Sec., respectively, of Lawson Products, Inc., a Delaware Corporation

Henry Knintus Notary Public

EXHIBIT A

LEGAL DESCRIPTION

PARCEL 1:

Lots 10 through 23, inclusive (except the North 45.65 feet of the East 100.20 feet of Lots 19 through 23, inclusive, taken as a tract), in Block 2 in Higgins, Law and Company’s Addition to Chicago, in the Northwest 1/4 of Section 9, Township 39 North, Range 14, East of the Third Principal Meridian, in Cook County, Illinois.

PARCEL 2:

Lots 5 and 6 in Block 1 in Higgins, Law and Company’s Addition to Chicago, in the Northwest 1/4 of Section 9, Township 39 North, Range 14, East of the Third Principal Meridian, in Cook County, Illinois.

EXHIBIT B

SUPERIOR AND SEDGWICK ASSOCIATES

PARTNERSHIP INTERESTS

General Partners:

Robert J. Washlow

Sheldon Chertow

Limited Partner:

Name	Capital Contribution Points

Lawson Products, Inc.	4,000

EXHIBIT C

CONTRACT

See Attached

EXHIBIT D

LEASE

See Attached

EXHIBIT E

LOAN COMMITMENT

See Attached